Exhibit 5.1

Kilpatrick Townsend & Stockton LLP ktslaw.com	Suite 2800, 1100 Peachtree Street NE Atlanta, GA 30309-4528

November 6, 2026

Delta Air Lines, Inc.

1030 Delta Boulevard

Atlanta, Georgia 30354

Re:	Offering Pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Delta Air Lines, Inc., a Delaware corporation (“Delta”), in connection with the public offering by Delta of $500,000,000 aggregate principal amount of its 5.500% Notes due 2029 (the “Notes”). The Notes will be issued pursuant to an indenture dated as of March 6, 2017 (the “Base Indenture”) by and between Delta, as issuer, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as amended by a Seventh Supplemental Indenture dated the date hereof (together with the Base Indenture, the “Indenture”). The offer and sale of the Notes have been registered pursuant to Delta’s Registration Statement on Form S-3 (File No. 333-297387) (the “Registration Statement”) filed on July 10, 2026 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”), including the base prospectus therein, as amended and supplemented by the prospectus supplement, dated November 4, 2026, relating to the Notes filed on November 5, 2026 with the Commission pursuant to Rule 424(b) under the 1933 Act (the “Prospectus”). Delta has entered into an Underwriting Agreement dated November 4, 2026 with BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, and Standard Chartered Bank, for themselves and as representatives of the several other underwriters named therein (the “Underwriting Agreement”), relating to the sale of the Notes.

In connection with this opinion, we have examined and reviewed: (i) the Registration Statement and the Prospectus; (ii) an executed copy of the Underwriting Agreement; (iii) an executed copy of the Base Indenture; (iv) an executed copy of the Seventh Supplemental Indenture; (v) the global note or notes representing the Notes, in the form executed by Delta and delivered to the Trustee for authentication; (vi) a certified copy of the Amended and Restated Certificate of Incorporation of Delta, including a certified copy of the Certificate of Amendment thereto; (vii) a certified copy of the Bylaws of Delta; and (viii) resolutions and minutes of the board of directors of Delta, and committees thereof, relating to the Notes and the Indenture. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of such other records, certificates of corporate officers and government officials, instruments and other documents, as we have deemed necessary or appropriate for purposes of this opinion. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of Delta and others, without independent verification of their accuracy.

Delta Air Lines, Inc.

November 6, 2026

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto (other than Delta) had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

In rendering our opinions below, we have also assumed that: (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the Indenture; (v) other than by the First through Seventh Supplemental Indentures thereto, the Base Indenture has not been amended, supplemented or otherwise modified, and no provision thereof has been waived, in each case in any respect relevant to the Notes, whether in writing, orally or by course of dealing; and (vi) the Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.

Based on the foregoing and subject to the assumptions, qualifications and limitations set forth below, we are of the opinion that the Notes, when executed by Delta and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered and paid for as provided in the Underwriting Agreement, will be legal, valid and binding obligations of Delta, enforceable against Delta in accordance with their terms.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the General Corporation Law of the State of Delaware and the laws of the State of New York. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Our examination of matters of law in connection with the opinions expressed herein has been limited to the laws referred to in the immediately preceding paragraph, as currently in effect, in each case that in our experience are normally applicable to transactions of the type contemplated by the Underwriting Agreement without regard to the particular nature of the business conducted by Delta. We express no opinion with respect to compliance with any law, rule or regulation that as a matter of customary practice is understood to be covered only when an opinion refers to it expressly. Without limiting the generality of the foregoing, we express no opinion on local or municipal law, antitrust, unfair competition, environmental, land use, antifraud, tax, pension, labor, employee benefit, health care, health and safety, domestic relations, consumer protection, privacy, insolvency, fraudulent transfer, antiterrorism, money laundering, fiduciary duties, public policy, public utility, racketeering, criminal and civil forfeiture, foreign corrupt practices or foreign asset or trading controls or any judicial decisions, administrative determination or ruling or executive order to the extent that they deal with any of the foregoing. Furthermore, we express no opinion as to aviation laws (including without limitation Title 49 of the U.S. Code, the Cape Town Treaty or any other laws, rules, or regulations of the United States of America or promulgated under the Cape Town Treaty relating to the sale, acquisition, ownership, registration, leasing, financing, mortgaging, use or operation of any aircraft, aircraft engines or any part thereof).

Delta Air Lines, Inc.

November 6, 2026

The opinion set forth above is subject to the following further assumptions, qualifications and limitations:

(a) Our opinion as to validity and enforceability is subject to: (i) applicable bankruptcy, insolvency, reorganization, receivership, fraudulent transfer, voidable preference, moratorium or similar laws, and related judicial doctrines, from time to time in effect affecting creditors’ rights and remedies generally; and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, concepts of impracticability or impossibility of performance and unconscionability, equitable defenses and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity.

(b) We express no opinion as to the validity or enforceability of any provision in the Indenture or the Notes (together, the “Covered Documents”): (i) relating to indemnification, contribution or exculpation in connection with violations of any securities laws or statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution; (ii) relating to exculpation of any party in connection with its own negligence that a court would determine in the circumstances under applicable law to be unfair or insufficiently explicit; (iii) relating to choice of governing law, except for provisions of the Covered Documents specifying the law of the State of New York as the law governing the Covered Documents insofar as such provisions rely on General Obligations Law § 5-1401 as applied by a New York court where (x) no due process, comity or other constitutional limits apply and (y) the Uniform Commercial Code does not apply; (iv) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such documents; (v) giving any person or entity the power to exercise rights or accelerate obligations without any notice to Delta; or (vi) providing for the payment of any premium (including any make-whole or other premium payable upon an optional redemption or upon a repurchase of the Notes following a change of control), or for any increase in the rate of interest or for interest on overdue amounts upon delinquency in payment or the occurrence of a default, in each case to the extent such provision is determined to constitute a penalty, liquidated damages or an unenforceable forfeiture.

(c) Our opinion as to validity or enforceability is subject to the effect of generally applicable rules of law that: (i) limit the availability of a remedy under certain circumstances when another remedy has been elected; (ii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; or (iii) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, or require mitigation of damages.

(d) We express no opinion as to the enforceability of: (i) any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect (all of the foregoing, collectively, a “Waiver”) by Delta to the extent limited by applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions); or (ii) any Waiver insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, any issuer thereunder as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions).

Delta Air Lines, Inc.

November 6, 2026

(e) We express no opinion as to the application of, and our opinion above is subject to the effect, if any, of, any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation or preferential transfer law, any applicable bulk sale or transfer law and any law governing the liquidation or dissolution of, or the distribution of assets of, any person or entity (including, without limitation, any law relating to the payment of dividends or other distributions on capital stock or the repurchase of capital stock).

(f) We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any suit relating to the Covered Documents which may be brought by any person who is not a citizen of the United States or organized under the laws thereof or of one of the states thereof.

(g) We express no opinion as to the possible unenforceability of provisions that determinations by a party or a party’s designee are conclusive.

This opinion has been prepared for your use in connection with the offer and sale of the Notes pursuant to the registration requirements of the 1933 Act. We consent to your filing this opinion as an exhibit to Delta’s Current Report on Form 8-K, filed November 6, 2026, which is incorporated by reference in the Registration Statement, and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Delta Air Lines, Inc.

November 6, 2026

In giving the opinions set forth above we have relied upon the opinion letter, dated as of the date hereof, of Alan T. Rosselot, Esq., Associate General Counsel of Delta, as to all matters covered thereby. Accordingly, the opinions set forth above are subject to the limitations, assumptions and qualifications set forth in such other opinion letter.

Very truly yours,

/s/ KILPATRICK TOWNSEND & STOCKTON LLP